Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROSOMNUS, INC.

ProSomnus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.         The name of this corporation is ProSomnus, Inc. and that this corporation was originally incorporated pursuant to the DGCL on May 3, 2022 under the name LAAA Merger Corp.

2.         This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the DGCL and amends certain provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

3.         The first paragraph of Article Fourth, Part A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Designation and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 151,500,000 shares, consisting of 150,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,500,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment, that the statements set forth herein are true to his knowledge, and that he has executed this Certificate of Amendment as an authorized officer of said corporation, as of the 7th day of December, 2023.

PROSOMNUS, INC.

/s/ Brian Dow
Brian Dow
Chief Financial Officer